Exhibit 99.1

CSB BANCORP, INC. REPORTS FOURTH QUARTER EARNINGS

Fourth Quarter Highlights

	Quarter Ended December 31, 2017	Quarter Ended December 31, 2016
Diluted earnings per share	$0.65	$0.72
Net Income	$1,779,000	$1,953,000
Return on average common equity	10.02%	11.76%
Return on average assets	0.99%	1.17%

Millersburg, Ohio – January 25, 2018 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced fourth quarter 2017 net income of $1,779,000, or $.65 per basic and diluted share, as compared to $1,953,000, or $.72 per basic and diluted share, for the same period in 2016. The Company recognized a $101,000 impact as a result of the enactment of the Tax Cuts and Jobs Act (“TCJA”) in the fourth quarter of 2017, resulting in a $0.04 per share decrease in earnings. Excluding the impact of the TCJA, net income would have been $1,880,000. For the twelve month period ended December 31, 2017 net income totaled $7,101,000, compared to $6,738,000 for the same period last year an increase of 5%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 10.02% and 0.99%, respectively, compared with 11.76% and 1.17% for the fourth quarter of 2016.

Eddie Steiner, President and CEO stated, “Loan and deposit balances continued to grow at a fairly steady pace through the fourth quarter. Net interest margin, compared to the same quarter in the prior year, improved for the eighth consecutive quarter.”

Revenue, on a fully-taxable equivalent basis, totaled $7.7 million during the quarter, a 7% increase from the prior-year fourth quarter. Net interest income increased $505 thousand, or 9%, in the fourth quarter of 2017 compared to the same period in 2016.

Loan interest income including fees increased $629 thousand during fourth quarter 2017 as compared to the same quarter in 2016. The current quarter’s loan interest income was favorably impacted by $196 thousand in interest and late charges attributable to payoffs of several loan relationships that had been on nonaccrual. Fourth quarter 2016 loan interest income had by comparison included several payoff recoveries and net purchase discount recognition totaling $413 thousand. Additionally, average total loan balances during the current quarter were $48 million higher than the year ago quarter.

The net interest margin was 3.84% compared to 3.83% for fourth quarter 2016. Excluding the nonaccrual and purchase discounts the net interest margin for fourth quarter 2017 and 2016 would have been 3.73% and 3.57%, respectively.

Noninterest income increased by $8 thousand, or 1%, in the fourth quarter of 2017 compared to 2016. The increase reflects growth in debit card fee income and gain on sale of loans. The increase in other income was partially offset by a decline in service charges on deposit accounts and an impairment loss on leasehold assets. Trust and brokerage fees stabilized in the fourth quarter following a year-long decline resulting from broker and administrative changes within the unit.

Noninterest expense amounted to $4.7 million during the quarter, an increase of $486 thousand, or 12%, from fourth quarter 2016. Salary and employee benefits rose $138 thousand, or 6%, on a quarter over prior year quarter with increases in salary, healthcare, and employment taxes. Professional fees increased by $55 thousand, or 22%, resulting from increased internal audit fees, retained search fees, director fees, and legal fees for loan collection. Marketing and public relations expense increased by $49 thousand, or 53%, on a quarter over quarter basis with expanded channel advertising and increasing community donations. The Company’s fourth quarter efficiency ratio was 61.0% as compared to 58.6% for the same quarter in the prior year.

Federal income tax provision totaled $901 thousand in fourth quarter 2017, including the TCJA income tax increase adjustment of $101 thousand, as compared to $880 thousand tax provision for the same quarter in 2016.

Average total assets during the quarter amounted to $716 million, an increase of $52 million, or 8%, above the same quarter of the prior year. Average loan balances of $512 million increased $48 million, or 10%, from the prior year fourth quarter while average securities balances of $128 million decreased $7 million, or 5%, as compared to fourth quarter 2016.

Average commercial loan balances for the quarter, including commercial real estate, increased $30 million, or 10%, from prior year levels. Average residential mortgage balances increased $14 million, or 14%, over the prior year’s quarter. Average consumer credit balances increased $3 million, or 26%, versus the same quarter of the prior year.

Delinquent loan balances as of December 31, 2017 amounted to 1.53% of total loans as compared to 0.68% at December 31, 2016. Nonperforming assets totaled $6.5 million, or 1.26%, of total loans plus other real estate, an increase of $5 million over December 31, 2016. Approximately $2.9 million of the non-performing loan total is guaranteed by either USDA or the SBA. The increase in nonperforming loans year over year is primarily due to three lending relationships comprised of several loans. All nonperforming loans have been reviewed for impairment, or additional charge-down if collateral dependent, at December 31, 2017. Current impairment on these loans approximates $220 thousand. The allowance for loan losses amounted to 1.08% of total loans on December 31, 2017 as compared to 1.11% at December 31, 2016.

Net loan losses recognized during fourth quarter 2017 were $12 thousand, or 0.01% annualized, compared to fourth quarter 2016 net loan recoveries of $289 thousand.

Average deposit balances for fourth quarter 2017 totaled $579 million, an increase of $47 million, or 9%, from the prior year’s fourth quarter. Within the deposit category, average noninterest-bearing account balances for the fourth quarter increased by $1 million, or 1%, above the same period in the prior year. Average interest-bearing checking, money market, and traditional savings balances increased $48 million, or 20%, from year ago levels, while average time deposit balances decreased $2 million, or 2%, from fourth quarter 2016. In addition to the changes in average deposit balances, the average balance of securities sold under repurchase agreement during the fourth quarter of 2017 decreased by $8 million, or 15%, compared to the average for the same period in the prior year. During 2017, a new corporate overnight cash management product was established within interest-bearing checking and at December 31, 2017 the new product had balances of $21.8 million.

Shareholders’ equity totaled $70.5 million on December 31, 2017 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 9.3% on December 31, 2017 and 9.1% on December 31, 2016. The Company declared a fourth quarter dividend of $0.22 per share producing an annualized yield of 2.7% based on the December 31, 2017 closing price of $33.11.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $707 million as of December 31, 2017. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with fifteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	Quarters
(Unaudited) (Dollars in thousands, except per share data)	2017 4th Qtr	2017 3rd Qtr	2017 2nd Qtr	2017 1st Qtr	2016 4th Qtr	2017 12 months	2016 12 months
EARNINGS
Net interest income FTE (a)	$6,532	$6,300	$6,046	$5,955	$6,022	$24,833	$22,531
Provision for loan losses	180	280	845	(160)	—	1,145	493
Other income	1,120	1,054	1,060	1,106	1,112	4,340	4,296
Other expenses	4,696	4,286	3,688	4,646	4,210	17,316	16,255
FTE adjustment (a)	96	96	96	93	91	381	372
Net income	1,779	1,866	1,726	1,730	1,953	7,101	6,738
Diluted earnings per share	0.65	0.68	0.63	0.63	0.72	2.59	2.46

PERFORMANCE RATIOS
Return on average assets (ROA)	0.99%	1.05%	1.01%	1.05%	1.17%	1.02%	1.03%
Return on average common equity (ROE)	10.02%	10.62%	10.15%	10.54%	11.76%	10.33%	10.44%
Net interest margin FTE (a)	3.84%	3.77%	3.75%	3.85%	3.83%	3.80%	3.67%
Efficiency ratio	60.99%	57.89%	51.49%	65.39%	58.59%	58.96%	60.14%
Number of full-time equivalent employees	174	169	169	164	165

MARKET DATA
Book value/common share	$25.72	$25.47	$25.06	$24.41	$23.85
Period-end common share mkt value	33.11	30.50	30.60	31.00	31.00
Market as a % of book	128.73%	119.75%	122.11%	127.00%	129.98%
Price-to-earnings ratio	12.78	11.47	11.81	12.16	12.60
Cash dividends/common share	$0.22	$0.22	$0.20	$0.20	$0.20	$0.84	$0.78
Common stock dividend payout ratio	33.85%	32.35%	31.75%	31.75%	27.78%	32.43%	31.71%
Average basic common shares	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242	2,742,028
Average diluted common shares	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242	2,742,028
Period end common shares outstanding	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$90,796	$83,638	$83,913	$85,010	$85,010

ASSET QUALITY
Gross charge-offs	$19	$1,138	$34	$13	$44	$1,204	$418
Net charge-offs (recoveries)	12	1,133	10	(323)	(289)	832	(136)
Allowance for loan losses	5,604	5,436	6,289	5,454	5,291
Nonperforming assets (NPAs)	6,522	4,930	6,036	4,909	1,684
Net charge-off (recovery) /average loans ratio	0.01%	0.89%	0.01%	(0.27)%	(0.25)%	0.17%	(0.03)%
Allowance for loan losses/period-end loans	1.08	1.07	1.26	1.13	1.11
NPAs/loans and other real estate	1.26	0.97	1.21	1.02	0.35
Allowance for loan losses/nonperforming loans	85.93	110.27	104.19	111.10	314.19

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	9.33%	9.18%	9.20%	9.17%	9.07%
Average equity to assets	9.84	9.93	9.93	9.98	9.95
Average equity to loans	13.76	13.81	13.90	13.85	14.25
Average loans to deposits	88.33	90.30	90.42	90.45	87.15

AVERAGE BALANCES
Assets	$715,799	$702,040	$686,403	$666,650	$664,158	$692,859	$651,318
Earning assets	674,234	662,432	646,859	627,520	625,320	652,916	614,268
Loans	511,805	504,943	490,359	480,656	463,725	497,048	448,941
Deposits	579,433	559,195	542,308	531,380	532,102	553,228	519,941
Shareholders' equity	70,419	69,737	68,184	66,560	66,094	68,738	64,524

ENDING BALANCES
Assets	$707,063	$710,824	$696,891	$679,437	$669,978
Earning assets	664,365	669,483	657,249	640,113	631,069
Loans	516,830	509,458	498,625	480,709	475,449
Deposits	583,259	571,626	547,104	542,180	540,785
Shareholders' equity	70,532	69,838	68,726	66,927	65,415

NOTES:

(a) - Net Interest income on a fully tax-equivalent ("FTE") basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited) (Dollars in thousands, except per share data)	December 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents
Cash and due from banks	$17,255	$13,590
Interest-earning deposits in other banks	19,165	23,248
Federal Funds Sold	—	—

Total cash and cash equivalents	36,420	36,838
Securities
Available-for-sale, at fair-value	97,752	103,875
Held-to-maturity	25,758	23,883
Restricted stock, at cost	4,614	4,614

Total securities	128,124	132,372
Loans held for sale	246	—
Loans	516,830	475,449
Less allowance for loan losses	5,604	5,291

Net loans	511,226	470,158
Goodwill and core deposit intangible	4,996	5,111
Bank owned life insurance	13,218	10,361
Premises and equipment, net	9,244	8,749
Accrued interest receivable and other assets	3,589	6,389

TOTAL ASSETS	$707,063	$669,978

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing	$173,671	$167,824
Interest-bearing	409,588	372,961

Total deposits	583,259	540,785
Short-term borrowings	39,480	48,742
Other borrowings	11,409	12,385
Accrued interest payable and other liabilities	2,383	2,651

Total liabilities	636,531	604,563

Shareholders' equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2017 and 2016	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	47,535	42,629
Treasury stock at cost—238,360 shares in 2017 and 2016	(4,784)	(4,784)
Accumulated other comprehensive (loss)	(663)	(874)

Total shareholders' equity	70,532	65,415

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$707,063	$669,978

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (Dollars in thousands, except per share data)	Quarter ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Interest and dividend income:
Loans, including fees	$6,157	$5,528	$23,097	$20,278
Taxable securities	578	566	2,374	2,598
Nontaxable securities	171	163	680	646
Other	108	38	289	110

Total interest and dividend income	7,014	6,295	26,440	23,632

Interest expense:
Deposits	402	248	1,344	1,006
Other	176	116	644	467

Total interest expense	578	364	1,988	1,473

Net interest income	6,436	5,931	24,452	22,159
Provision for loan losses	180	—	1,145	493

Net interest income after provision for loan losses	6,256	5,931	23,307	21,666

Noninterest income
Service charges on deposits accounts	287	299	1,133	1,166
Trust services	207	205	687	861
Debit card interchange fees	311	284	1,193	1,087
Gain on sale of loans	99	88	296	309
Gain on sale of securities	—	—	—	1
Other	216	236	1,031	872

Total noninterest income	1,120	1,112	4,340	4,296

Noninterest expenses
Salaries and employee benefits	2,547	2,409	10,009	9,354
Occupancy expense	209	266	869	973
Equipment expense	180	165	665	679
Professional and director fees	303	248	963	832
Software expense	246	212	879	799
Marketing and public relations	142	93	401	415
Debit card expense	126	107	536	445
Other expenses	943	710	2,994	2,758

Total noninterest expenses	4,696	4,210	17,316	16,255

Income before income tax	2,680	2,833	10,331	9,707
Federal income tax provision	901	880	3,230	2,969

Net income	$1,779	$1,953	$7,101	$6,738

Net income per share:
Basic	$0.65	$0.72	$2.59	$2.46

Diluted	$0.65	$0.72	$2.59	$2.46